Exhibit 16


Securities  and  Exchange  Commission
Washington,  D.C.  20549


August  13,  2002

Ladies  and  Gentlemen:

We were previously independent principal accountants for theglobe.com, inc. and subsidiaries and, under the date of March 25, 2002, we reported on the consolidated financial statements of theglobe.com, inc. as of and for the years ended December 31, 2001 and 2000. On August 8, 2002, our appointment as principal accountants was terminated. We have read theglobe.com, inc.'s statements included under Item 4 of its Form 8-K dated August 13, 2002, and we agree with such statements, except that we are not in a position to agree or disagree with theglobe.com, inc.'s: (i) statement that Rachlin Cohen & Holtz LLP ("Rachlin Cohen") was engaged as its new independent public accountants, (ii) statement that the change was approved by the board of directors, (iii) statement that Rachlin Cohen will review its financial statements for the quarter ended June 30, 2002 that will be included in its Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission by no later than August 14, 2002, and (iv) statement that Rachlin Cohen was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on theglobe.com, inc.'s consolidated financial statements, or any other matters or events described in
Item 304(a)(2)(i) and (ii) of Regulation S-K.


Very  truly  yours,

/s/  KPMG  LLP


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